EXHIBIT 99.1

1275 West Washington Street - Suite 101
Tempe, AZ 85281 (602) 286-5520 www.capstonethx.com Nasdaq: CAPS

FOR FURTHER INFORMATION:
Karen Struck, Investor Relations	Lauren Glaser – The Trout Group
(602) 286-5250	(415) 392-3310
kstruck@capstonethx.com	lglaser@troutgroup.com

Capstone Therapeutics Announces Second Quarter 2010 Financial Results

Tempe, AZ – August 9, 2010 ─ Capstone Therapeutics (Nasdaq: CAPS; formerly OrthoLogic Corp.; the “Company”), today announced financial results for the second quarter of 2010.

The Company reported a net loss of $2.9 million, or $0.07 per share, for the second quarter of 2010, compared to a net loss of $3.1 million or $0.08 per share for the second quarter of 2009.  The Company incurred a net loss in the six months ended June 30, 2010 of $5.9 million compared to a net loss of $7.3 million in the same period in 2009.  The $1.4 million decrease in net loss for the six months ended June 30, 2010 compared to the same period in 2009 resulted primarily from the purchase in 2009 of peptide for pre-clinical studies and completion in 2009 of the Company’s planned partnering or development collaboration research support activities for Chrysalin.  These cost decreases were partially offset by reduced interest income, due to the decrease in interest rates earned on investments between the two periods and reduction in the amount available for investment.

The Company ended the second quarter of 2010 with approximately $30 million in cash and investments.

Conference Call Information

Management will host a conference call and webcast on Monday, August 9, 2010 at 11:00am EDT / 10:00am CDT / 9:00am MDT / 8:00am PDT.  The call may be accessed at 877-303-9204 (domestic), 760-536-5225 (international); accompanying slides can be viewed by logging onto the Investors section of the Company’s website, www.capstonethx.com.  A replay will be available beginning August 9, 2010 at 2:00pm EDT until midnight August 12, 2010 and may be accessed at 800-642-1687 (domestic) or 706-645-9291 (international) with conference ID 90001573.

About Capstone Therapeutics

Capstone Therapeutics Corp. (formerly OrthoLogic Corp.) is a biotechnology company committed to developing a pipeline of novel therapeutic peptides aimed at helping patients with under-served medical conditions.  The Company is focused on development and commercialization of two product platforms: AZX100 and Chrysalin (rusalatide acetate or TP508).

AZX100 is a novel synthetic 24-amino acid peptide, one of a new class of compounds in the field of smooth muscle relaxation and fibrosis.  Based on its demonstrated effects in pre-clinical models and safety in clinical trials, AZX100 is currently being evaluated for commercially significant medical applications such as the prevention or reduction of hypertrophic and keloid scarring, treatment of pulmonary fibrosis and intimal hyperplasia.  Capstone has an exclusive worldwide license to AZX100.

Chrysalin, the Company’s novel synthetic 23-amino acid peptide, has been proven in multiple pre-clinical and clinical models to stimulate cellular events leading to angiogenesis, revascularization, and repair of dermal and musculoskeletal tissues.  It is currently being evaluated in disorders that involve vascular endothelial dysfunction, such as acute myocardial infarction and chronic myocardial ischemia.  The Company owns exclusive worldwide rights to Chrysalin.

Capstone Therapeutics Announces Second Quarter 2009 Financial Results

Capstone’s corporate headquarters are in Tempe, Arizona.  For more information, please visit the Company's website: www.capstonethx.com.

Statements in this press release or otherwise attributable to Capstone regarding our business that are not historical facts are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which include the timing and acceptability of FDA filings and the efficacy and marketability of potential products, involve risks and uncertainties that could cause actual results to differ materially from predicted results. These risks include: delays in obtaining or inability to obtain FDA, institutional review board or other regulatory approvals of pre-clinical or clinical testing; unfavorable outcomes in our pre-clinical and clinical testing; the development by others of competing technologies and therapeutics that may have greater efficacy or lower cost; delays in obtaining or inability to obtain FDA or other necessary regulatory approval of our products; our inability to successfully and cost effectively develop or outsource manufacturing and marketing of any products we are able to bring to market; changes in FDA or other regulations that affect our ability to obtain regulatory approval of our products, increase our manufacturing costs or limit our ability to market our product; effects of the Capstone Stockholder Put Right on our stock price, liquidity or our ability to continue operations; effects on our stock price and liquidity if we are unable to meet the requirements for continued listing on the Nasdaq Capital Market; our need for additional capital in the future to fund the continued development of our product candidates; and other factors discussed in our Form 10-K for the fiscal year ended December 31, 2009, and other documents we file with the Securities and Exchange Commission.

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Editor’s Note:  This press release is also available under the Investors section of the Company’s website at www.capstonethx.com.

Capstone Therapeutics Announces Second Quarter 2009 Financial Results

CAPSTONE THERAPEUTICS
(formerly OrthoLogic Corp.)
 (A Development Stage Company)
CONDENSED BALANCE SHEETS
(in thousands, except share data)

	June 30,	December 31,
	2010	2009
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$9,131	$12,874
Short-term investments	20,873	22,268
Interest, income taxes and other current assets	471	1,660

Total current assets	30,475	36,802

Furniture and equipment, net	304	333

Total assets	$30,779	$37,135

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable	$562	$719
Accrued compensation	456	549
Accrued clinical and other accrued liabilities	751	1,139
Total current liabilities	1,769	2,407

Potentially Redeemable Equity	13,382	-
Stockholders' Equity
Common Stock $.0005 par value; 100,000,000 shares authorized; 40,775,411 shares issued and outstanding in 2010 and 2009	20	20
Additional paid-in capital	188,799	188,643
Accumulated deficit ($145,429 at June 30, 2010 and
$126,173 at December 31, 2009, accumulated during
development stage period)	(173,191)	(153,935)
Total stockholders' equity	15,628	34,728
Total liabilities, potentially redeemable equity, and stockholders' equity	$30,779	$37,135

Capstone Therapeutics Announces Second Quarter 2009 Financial Results

CAPSTONE THERAPEUTICS
(formerly OrthoLogic Corp.)
(A Development Stage Company)
CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

					As a Development
	Three months ended June 30,		Six months ended June 30,		Stage Company
					August 5, 2004 -
	2010	2009	2010	2009	June 30, 2010

OPERATING EXPENSES
General and administrative	$789	$761	$1,762	$1,568	$24,738
Research and development	2,160	2,579	4,183	6,187	89,670
Purchased in-process research and development	-	-	-	-	34,311
Other	-	-	-	-	(375)
Total operating expenses	2,949	3,340	5,945	7,755	148,344

Interest and other income, net	(26)	(224)	(71)	(491)	(13,442)
Loss from continuing operations before taxes	2,923	3,116	5,874	7,264	134,902
Income tax benefit	-	-	-	-	(1,016)
Loss from continuing operations	2,923	3,116	5,874	7,264	133,886
Discontinued operations - net gain on sale of the bone device business, net of taxes of $267
	-	-	-	-	(2,202)
NET LOSS	$2,923	$3,116	$5,874	$7,264	$131,684
Per Share Information:
Net loss, basic and diluted	$0.07	$0.08	$0.14	$0.18
Basic and diluted shares outstanding	40,775	40,775	40,775	40,775